                                                                  EXHIBIT 2.2 TO
                                                          REGISTRATION STATEMENT
                                                                     ON FORM S-4

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of May 25, 1994 (this "First Amendment"), is made by and among CORAM HEALTHCARE CORPORATION, a Delaware corporation (formerly "CHM Holding Corporation")("Newco"), T2 Medical, Inc., a Delaware corporation ("T2"), T2 Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Newco ("T2 Sub"), Curaflex Health Services, Inc., a Delaware corporation ("CHS"), CHS Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Newco ("CHS Sub"), HealthInfusion, Inc., a Florida corporation ("HII"), HII Acquisition Company, a Florida corporation and wholly-owned subsidiary of Newco ("HII Sub"), Medisys, Inc., a Delaware corporation ("MI"), and MI Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Newco ("MI Sub"). The parties hereto are sometimes hereinafter referred to, collectively, as the "Companies" or the "Constituent Corporations" or, individually, as a "Company" or a Constituent Corporation."

     WHEREAS, each of the parties hereto is a party to that certain Agreement and Plan of Merger, dated February 6, 1994 (the "Merger Agreement"), pursuant to which and subject to the terms and conditions set forth therein, each of T2, CHS, HII and MI agreed to be acquired by and become wholly-owned subsidiaries of Newco; and

     WHEREAS, the parties hereto desire to amend and supplement certain terms and provisions of the Merger Agreement as more particularly set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

     1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the same respective meanings ascribed to such terms in the Merger Agreement.

     2. Amendments.

     (a) Subsection (b) of Section 2.3 of the Merger Agreement is hereby amended by deleting subsection (b) of Section 2.3 in its entirety and inserting in its place the following new subsection (b) of Section 2.3 which shall read as follows:

          "(b) The respective officers of T2, CHS, HII and MI at the Effective Time shall be the initial officers of the Surviving Corporation of each Merger in which such Company is involved and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate or Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law."

     (b) Section 2.4 of the Merger Agreement is hereby amended by deleting
Section 2.4 in its entirety and inserting in its place the following new Section
2.4 which shall read in its entirety as follows:

          "2.4  Directors and Officers of Newco.

          (a) At or prior to the Effective Time, the Companies or Newco, as appropriate, shall take or cause to be taken all necessary action such that, at the Effective Time, Newco's Board of Directors shall be increased to seven (7) members, without classifications of directors into separate classes. Following the Effective Time, directors shall be reelected at the annual stockholders meeting of Newco commencing in the year 1995. The parties hereto hereby agree that the following individuals shall serve as the initial directors of Newco until such reelection: (1) James M. Sweeney, who shall also serve as the Chairman of the Board of Newco; (2) Charles A. Laverty; (3) Miles E. Gilman; (4) L. Peter Smith; (5) Tommy H. Carter, who shall also serve as Vice Chairman of the Board of Directors of Newco; (6) Richard A. Fink;

                                      (25)
     and (7) Stephen G. Pagliuca. The parties hereto hereby further agree that in the event that Mr. Laverty resigns or otherwise ceases to serve as a director of Newco prior to the end of his initial term as a director of Newco, the remaining directors of Newco shall appoint either C. Sage Givens or John S. Chamberlin to fill such vacant directorship for the remainder of such term.

          (b) At or prior to the Effective Time, the Companies or Newco, as appropriate, shall take or cause to be taken all necessary action such that, at the Effective Time, the following individuals shall be appointed to the following offices of Newco, to hold office at the pleasure of the Board of Directors of Newco until a respective successor has been duly appointed or elected and qualified, unless sooner removed (other than Charles A. Laverty, who will enter into an employment agreement with Newco as more particularly described on Exhibit 2.7 hereto, which shall set forth, among other things, the terms and conditions with respect to Mr. Laverty's employment with Newco): (1) James M. Sweeney, Chief Executive Officer, (2) Charles A. Laverty, Senior Executive Vice President; (3) Miles
     E. Gilman, Executive Vice President; (4) Norman H. Werthwein, Acting Chief Financial Officer; (5) William J. Brummond, Vice President; (6) John T. Gallatin, Vice President; and (7) John D. Hirsch, M.D., Physician Advisory Director."

     (c) The Merger Agreement is hereby further amended by deleting Section 2.5 in its entirety.

     (d) Section 2.6 of the Merger Agreement is hereby amended by deleting
Section 2.6 in its entirety and inserting in its place the following new Section
2.6 which shall read in its entirety as follows:

          "2.6 Change of Newco's Name. At or prior to the mailing to stockholders of the Proxy Statement referred to in Section 4.7, the Companies or Newco, as appropriate, shall take or cause to be taken all necessary action such that, at the Effective Time, the corporate name of Newco shall be changed to "Coram Healthcare Corporation." "

     (e) Section 6.1 of the Merger Agreement is hereby amended by deleting subsection (f) thereof in its entirety and inserting in its place the following new subsection (f) and additional paragraph thereafter which shall read as follows:

          "(f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect;

     provided, that, notwithstanding the foregoing, any action taken or to be taken by Newco, the Companies or any Company which is expressly set forth or otherwise provided for in the Proxy Statement referred to in Section 4.7 shall not be deemed to constitute a violation or breach of, or otherwise be in conflict with, any provision of this Section 6.1."

     (f) Section 6.3 of the Merger Agreement is hereby amended by deleting the period set forth at the end of the last sentence thereof and adding to the end of such last sentence thereof immediately following the phrase "any of the transactions contemplated by this Agreement" set forth at the end of clause (e) thereof, the phrase"; provided, that, notwithstanding the foregoing, any action taken or to be taken by Newco, the Companies or any Company which is expressly set forth or otherwise provided for in the Proxy Statement referred to in
Section 4.7 shall not be deemed to constitute a violation or breach of, or otherwise be in conflict with, any provision of this Section 6.3."

     (g) Section 8.1 of the Merger Agreement is hereby amended by adding at the end of Section 8.1 immediately after subsection (h) thereof the following new subsection (i) of Section 8.1 which shall read as follows:

          "(i) Each of the respective current directors of T2, CHS, HII and MI shall have resigned effective as of the Effective Time."

     (h) Subsection (b) of Section 9.1 of the Merger Agreement is hereby amended by deleting said subsection (b) in its entirety and inserting in its place the following new subsection (b) of Section 9.1:

          "(b) By any Company if the Mergers shall not have been consummated on or before July 31, 1994."

                                      (26)

     (i) Section II of Exhibit 2.7 to the Merger Agreement is hereby amended by adding at the end of the subsection thereof entitled "OTHER EXECUTIVE OFFICERS" the following additional section entitled "NON-EMPLOYEE DIRECTORS":

     "NON-EMPLOYEE DIRECTORS

          To the extent it will not prevent pooling of interests treatment for the Mergers, the outstanding MI options of the four non-employee directors of MI which would otherwise terminate ninety days after the Effective Time of the Merger, will be amended to provide that such options may be exercised for one year after the Effective Time of the Merger, subject to any required stockholder approvals in connection therewith."

     (j) Schedule 1 of Exhibit 2.7 to the Merger Agreement is hereby amended by deleting the subsection thereof entitled "LAVERTY EMPLOYMENT AGREEMENT" in its entirety and replacing said subsection with the following new subsection:

     "LAVERTY EMPLOYMENT AGREEMENT

    Participant:                  - Charles A. Laverty, Senior Executive Vice President
    Term:                           One Year
    Base Salary:                    $450,000 per annum
    Incentive Compensation:         An annual bonus of up to 100% of Base Salary will be
                                    payable in cash and/or Newco Shares, upon Newco achieving
                                    certain performance objectives for the year in question
                                    as set by the Chairman of Newco or by Newco's Board of
                                    Directors or a committee thereof.
    Stock Option:                   Options for 100,000 Newco Shares at an exercise price
                                    equal to the average sales price of Newco common stock
                                    for the five trading days immediately following the
                                    Effective Time of the Mergers. Such options shall be
                                    fully vested and immediately exercisable as of the time
                                    of grant.
    Severance:                      Upon the termination of Mr. Laverty's employment for any
                                    reason (other than by Newco "for cause"), including
                                    expiration of the term of Mr. Laverty's employment
                                    agreement with Newco, Newco shall pay to Mr. Laverty a
                                    severance/non-compete payment of $2,500,000, payable over
                                    three years in thirty-six (36) equal monthly installments
                                    (co-extensive with the three year non-compete period)
                                    commencing the first day of the calendar month after
                                    termination.
    Other Provisions:               Benefits; payment by Newco of all fees, costs and
                                    expenses incurred by Mr. Laverty in the event Newco
                                    requires Mr. Laverty to relocate his primary residence
                                    (subject to Mr. Laverty's consent to such relocation),
                                    including broker's fees, mortgage payments on his former
                                    residence after the date of relocation until such
                                    residence is sold and any loss sustained by him on the
                                    sale of such residence.
    Termination:                    Terminable at any time by Mr. Laverty but only "for
                                    cause" by Newco. A pro rata portion of Mr. Laverty's
                                    annual bonus, together with the remaining balance of Mr.
                                    Laverty's annual base salary, shall be payable in the
                                    event Mr. Laverty's employment with Newco is terminated
                                    by Mr. Laverty after completion of at least six months of
                                    service with Newco following the Effective Time."

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

     3. Miscellaneous. Except as expressly provided in this First Amendment and the attachments hereto, the Merger Agreement shall remain unchanged and be in full force and effect. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law. This First Amendment may be executed by facsimile transmission and in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same original instrument and any of the parties hereto may execute this First Amendment by signing any such counterpart.

     IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunder fully authorized, all as of the date first above written.

T2 MEDICAL, INC.                                 T2 ACQUISITION COMPANY

By:   /s/     TOMMY H. CARTER                    By:      /s/  TOMMY H. CARTER
     --------------------------------                 -------------------------------
      Tommy H. Carter, President and                     Tommy H. Carter, President
         Chief Executive Officer

CURAFLEX HEALTH SERVICES, INC.                   CHS ACQUISITION COMPANY

By:      /s/  CHARLES A. LAVERTY                 By:     /s/  CHARLES A. LAVERTY
     -------------------------------                  ------------------------------
           Charles A. Laverty,                         Charles A. Laverty, President
           Chairman, President
       and Chief Executive Officer

HEALTHINFUSION, INC.                             HII ACQUISITION COMPANY

By:       /s/  MILES E. GILMAN                   By:      /s/  MILES E. GILMAN
     --------------------------------                 -------------------------------
      Miles E. Gilman, President and                    Miles E. Gilman, President
         Chief Executive Officer

MEDISYS, INC.                                    MI ACQUISITION COMPANY

By:       /s/  WILLIAM J. BRUMMOND               By:     /s/  WILLIAM J. BRUMMOND
      -------------------------------                 ------------------------------
       William J. Brummond, President                 William J. Brummond, President
         and Chief Executive Officer

CORAM HEALTHCARE CORPORATION

By:       /s/  JAMES M. SWEENEY
     -------------------------------
            James M. Sweeney,
          Chairman of the Board

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